EXHIBIT 24

Power of Attorney

Each of the undersigned hereby constitutes and appoints Anna Williams and Elmer Johnston, and each of them,  as his or her attorney-in-fact to execute on his or her behalf, individually and in his or her capacity as an officer and director of Harken Energy Corporation (the “Company”), and to file any documents referred to below relating to the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission; and any and all amendments thereto, with all exhibits and documents required to be filed in connection therewith.

The undersigned further grants unto such attorney-in-fact full power and authority to perform each and every act necessary to be done in order to accomplish the foregoing as fully as he himself might do.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the 28th day of February 2007.

/s/ Michael M. Ameen, Jr.
Michael M. Ameen, Jr.

/s/ J. William Petty
Dr. J. William Petty

/s/ Alan G. Quasha
Alan G. Quasha

/s/ H.A. Smith
H. A. Smith

/s/ Mikel D. Faulkner
Mikel D. Faulkner